[Letterhead of Frost Brown Todd LLC]
Exhibit 5.1
September 24, 2010
Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
     RE: Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is furnished in connection with the filing by Brown-Forman Corporation (the “Company”) with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the $200,000,000.00 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent the unsecured obligations of the Company to pay deferred compensation in the future pursuant to the terms of the Brown-Forman Nonqualified Savings Plan (the “Plan”). We have acted as counsel in connection with the preparation and filing of the Registration Statement.
     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
     1. Restated Certificate of Incorporation of the Company, as amended and as currently in effect;
     2. By-laws of the Company, as amended and as currently in effect;
     3. Resolutions of the Board of Directors of the Company approving the Plan and authorizing the issuance of the Deferred Compensation Obligations pursuant to the terms of the Plan and the registration of the Deferred Compensation Obligations under the Plan; and
     4. The Plan, as approved by the Board of Directors of the Company.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that all actions required to be taken under the Plan by the Board of Directors of the Company or the Company have been or will be taken by the Board of Directors of the Company or the Company, as applicable.
     Based on and subject to the foregoing, we are of the opinion that:
     1. If and when any Deferred Compensation Obligations are issued in accordance with the terms of the Plan, and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.
     The foregoing opinion is based solely on the General Corporation Law of the State of Delaware and federal law, although the Company acknowledges that we are not admitted to practice in the State of Delaware, and we do not express any opinion herein concerning any other law or jurisdiction. No one other than the addressee and its assigns are permitted to rely on or distribute this opinion without the prior written consent of the undersigned.
     The opinion expressed herein is limited to the matters specifically set forth herein and is as of the date hereof, and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including amendments thereto.
Very truly yours,
/s/ Frost Brown Todd LLC
Frost Brown Todd LLC